Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan                                (651) 293-2809

ECOLAB REPORTS 17% FIRST QUARTER EPS INCREASE TO $0.35
2007 full year outlook raised; now projects 14%-16% EPS growth to $1.63-$1.66

2007 FIRST QUARTER HIGHLIGHTS:

•                                         Record diluted net income per share, +17% to $0.35

•                                         Record sales, +12% to $1.3 billion

•                                         Double-digit U.S., Canada and Latin America sales propel growth

•                                         U.S. led by double-digit gains from Institutional, Kay, Pest Elimination, Vehicle Care, Textile Care, Healthcare

	First Quarter Ended March 31
	(unaudited)
(Millions, except per share)	2007	2006	% Increase
Net Sales	$1,254.2	$1,120.1	12%
Operating Income	148.4	131.4	13%
Pretax Income	136.7	121.1	13%
Taxes	47.2	43.2	9%
Net Income	$89.5	$77.9	15%

Diluted Net Income Per Common Share	$0.35	$0.30	17%
Diluted Average Shares Outstanding	254.5	258.1	-1%

ST. PAUL, Minn., April 24, 2007:  Double-digit growth from its U.S., Canada and Latin America operations led Ecolab’s first quarter results to record levels for the period ended March 31, 2007.

Ecolab’s consolidated sales increased 12% to a record $1.3 billion in the first quarter of 2007; measured in fixed currencies, sales rose 9%. Net income increased 15% to a record $90 million. Diluted earnings per share were up 17% to a record $0.35.

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s Chairman, President and Chief Executive Officer said, “We are off to a strong start to the year, with outstanding performances from our businesses in nearly all regions. This has enabled us to deliver strong results, solidify our confidence in the year and accelerate investments in key long term growth opportunities.

“We think 2007 will be another terrific year for Ecolab.  We expect to do it the same way we always have — by delivering superior growth today while investing for superior growth for the future, leveraging our strong performers to develop areas of strategic focus, and building strong management teams. To that end, our new team in Europe, put in place last fall, is undertaking important initiatives and investments that will help us develop stronger and sustainable profit growth in that region.  We are confident in our strategy and actions, and in the strength of our global operations and outlook.  We have raised our 2007 earnings forecast, and remain excited about our business, opportunities, and abilities to deliver on them.”

First quarter 2007 sales for Ecolab’s United States Cleaning & Sanitizing operations rose 11% to $568 million, led by double-digit gains by Institutional, Kay, Healthcare, Textile Care and Vehicle Care and continued good growth from Food & Beverage.  Ecolab’s United States Cleaning & Sanitizing operating income rose 25% to $99 million.

United States Other Services sales increased 10% to $102 million in the first quarter benefiting from continued double-digit gains by Pest Elimination and a good sales increase by GCS. Operating income increased 16% to $9 million.

Sales of Ecolab’s International operations, when measured at fixed currency rates, rose 7% to $573 million in the first quarter. Latin America and Canada reported double-digit sales increases and Asia Pacific showed strong gains.  Europe/Middle East/Africa (EMEA) recorded moderate sales growth.  Fixed currency operating income declined 13% to $39 million reflecting higher delivered product costs not fully offset by pricing actions, particularly in Europe; growth and efficiency investments; and comparison against a strong quarter last year.  When measured at public currency rates, International sales increased 14% and operating income declined 9%.  Currency translation had a favorable impact on net income growth of approximately $1 million for the first quarter of 2007.

Ecolab reacquired 4.3 million shares of its common stock during the first quarter.

Business Outlook

Ecolab expects sales for both domestic and international operations (in fixed currencies) to increase in the second quarter 2007 over the second quarter 2006. Gross margins are expected to approximate 51% and compare favorably with 50.4% last year. Selling, general and administrative expenses as a ratio to sales are expected to rise slightly above the 37.9% recorded a year ago.  Interest expense is expected to be $13 million to $14 million.  The effective tax rate in the quarter is expected to be in a 34%-35% range.  Overall, currency translation is expected to benefit second quarter earnings.  Diluted earnings per share are expected to be in the $0.40-$0.41 range in the second quarter of 2007.  Diluted earnings per share were $0.36 for the second quarter of 2006.  For the full year ending December 31, 2007, Ecolab now expects diluted earnings per share in the $1.63-$1.66 range.

The estimated effective tax rate in the preceding forecast does not reflect the impact of discrete events that, if and when they occur, are recognized in the appropriate period.

With sales of $5 billion and more than 13,000 sales-and-service associates, Ecolab Inc. (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection control products and services. Ecolab delivers comprehensive programs and services to the foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

Ecolab will host a live webcast to review the first quarter earnings announcement today at 1:00 p.m. Eastern Time.  The webcast will be available to the public on Ecolab’s website at http://www.ecolab.com/investor.  A replay of the webcast will be available at that site through May 4, 2007.

Listening to the webcast requires Internet access, the Windows Media Player, Real Player or other compatible streaming media player.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our 2007 second quarter and full year financial and business prospects, including estimated sales; gross margins; selling, general and administrative expenses; interest expense; effective tax rates; currency translation; and diluted earnings per share. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.  We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made.

Risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K and include the vitality of the foodservice, hospitality, travel, health care and food processing industries; our ability to develop competitive advantages through technological innovations; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers or vendors; changes in oil or raw material prices or unavailability of adequate and reasonably priced raw materials or substitutes therefore; the effect of future acquisitions or divestitures or other corporate transactions; the costs and effects of complying with: (i) laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products, (ii) changes in tax, fiscal, governmental and other regulatory policies and (iii) changes in accounting standards, including the adoption of FIN 48, which could increase the volatility of our quarterly tax rate; economic factors such as the worldwide economy, interest rates and currency movements including, in particular, our exposure to foreign currency risk; the occurrence of (a) litigation or claims, (b) the loss or insolvency of a major customer or distributor, (c) war (including acts of terrorism or hostilities which impact our markets), (d) natural or manmade disasters, or (e) severe weather conditions or public health epidemics affecting the foodservice, hospitality and travel industries; our ability to attract and retain high caliber management talent; and other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

Except as may be required under applicable law, we undertake no duty to update our Forward-Looking Statements.

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(ECL-E)

ECOLAB INC.
CONSOLIDATED STATEMENT OF INCOME
FIRST QUARTER ENDED MARCH 31, 2007
(unaudited)

	First Quarter
(millions, except per share)	2007	2006

Net Sales	$1,254.2	$1,120.1

Cost of Sales	615.7	552.5
Selling, General and Administrative Expenses	490.1	436.2

Operating Income	148.4	131.4

Interest Expense, Net	11.7	10.3

Income before Income Taxes	136.7	121.1

Provision for Income Taxes	47.2	43.2

Net Income	89.5	77.9

Diluted Net Income per Common Share	$0.35	$0.30

Weighted-Average Common Shares Outstanding
Basic	249.7	253.5
Diluted	254.5	258.1

ECOLAB INC.
OPERATING SEGMENT INFORMATION
FIRST QUARTER ENDED MARCH 31, 2007
(unaudited)

	First Quarter
(millions)	2007	2006

Net Sales
United States
Cleaning & Sanitizing	$568.2	$513.5
Other Services	102.1	93.2
Total	670.3	606.7
International	573.3	535.3
Effect of Foreign Currency Translation	10.6	(21.9)
Consolidated	$1,254.2	$1,120.1

Operating Income
United States
Cleaning & Sanitizing	$99.2	$79.5
Other Services	9.3	8.0
Total	108.5	87.5
International	39.4	45.3
Effect of Foreign Currency Translation	0.5	(1.4)
Consolidated	$148.4	$131.4

ECOLAB INC.
CONSOLIDATED BALANCE SHEET
MARCH 31, 2007

	March 31	December 31	March 31
(millions)	2007	2006	2006
	(unaudited)		(unaudited)

Assets
Current assets
Cash and cash equivalents	$54.2	$484.0	$62.9
Accounts receivable, net	882.3	867.6	769.7
Inventories	368.9	364.9	341.6
Deferred income taxes	77.6	86.9	65.1
Other current assets	74.2	50.2	70.1
Total current assets	1,457.2	1,853.6	1,309.4

Property, plant and equipment, net	955.8	951.6	874.4

Goodwill, net	1,036.8	1,035.9	944.8

Other intangible assets, net	228.7	223.8	198.7

Other assets, net	314.9	354.5	421.0

Total assets	3,993.4	4,419.4	3,748.3

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	234.4	509.0	191.6
Accounts payable	327.1	330.9	266.6
Compensation and benefits	196.7	252.7	176.3
Income taxes	—	17.7	46.2
Other current liabilities	391.6	392.5	346.5
Total current liabilities	1,149.8	1,502.8	1,027.2

Long-term debt	557.3	557.1	522.4

Postretirement health care and pension benefits	423.2	420.2	309.7

Other liabilities	261.7	259.1	200.6

Shareholders’ equity	1,601.4	1,680.2	1,688.4

Total liabilities and shareholders’ equity	3,993.4	4,419.4	3,748.3

Note: The March 31, 2006 balance sheet includes $32.4 million of capitalized software that has been reclassified from Other Assets to Property, Plant and Equipment to conform to March 31, 2007 and December 31, 2006 presentation.